Exhibit 10.28

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into between Delta Star Electric, Inc., an Indiana corporation with its principal offices at 1125 S. Walnut Street (“Seller”); TransTech Electric, Inc., an Indiana corporation (“TransTech”); and Magnetech Industrial Services, Inc., an Indiana corporation (“MIS”). TransTech and MIS are purchasing the assets of the Construction/Service division and the Motor/Magnet division, respectively, of Seller, and shall collectively be referred to as “Buyer.” Unless specified otherwise, references to “Buyer” in this Agreement shall be construed to include TransTech and MIS, as opposed to TransTech or MIS. The assets being purchased by Buyer constitute all or substantially all of the assets owned by Seller.

SELLER AND BUYER NOW AGREE AS FOLLOWS:

1. Sale of Assets of the Construction/Service Division. On the Closing Date (as later defined), Seller agrees to sell and TransTech agrees to purchase the following property and rights of the Construction/Service division:

(a) Operational Assets. All of Seller's interest in equipment, machinery, fixtures, vehicles, and tools presently being used in the operation of that division.

(b) Inventory. Any inventory of the division, which is described as all existing finished products, work in process and raw materials

(c) Name and Goodwill. An undivided one-half interest in all of Seller's rights, title and interest in its business goodwill, service names, service marks, technology, know-how, processes, trade secrets, inventions, proprietary data, research and development data, computer software programs and other intangible property, including all interest in the name “Delta Star” and all goodwill associated with that name; Seller's rights, title and interest in its telephone and telecopier numbers; and all of Seller's present and former customer and agent lists, supply lists, advertising materials, price lists, sales and promotional literature, correspondence files, sales and purchase records, displays, manuals, data, lists of present and former suppliers and all other files or records related to the operation of Seller's business.

(d) Contracts. To the extent assumed by TransTech, all of Seller's rights, title and interest in and to its contracts and agreements with customers and service providers related to this division.

(e) Liabilities and Obligations of Seller related to the division. TransTech is accepting none of the Seller's liabilities or obligations, except for those identified on Schedule 1(e). Except for the Assumed Obligations, TransTech shall not assume, nor shall TransTech be responsible for, any debts, liabilities, obligations, or commitments of Seller whatsoever, whether actual, absolute, accrued, fixed, contingent, asserted or unasserted, including without limitation: (i) any of Seller's accounts payable or other obligations or claims payable; (ii) any of Seller's liabilities relating to any federal, state, local or other governmental taxes, fees, penalties or related charges; (iii) any liabilities or obligations arising under any contract or agreement to which Seller is a party or relating to any violation or breach of any thereof; (iv) any liabilities of Seller arising in connection with any employees of Seller as a result of Seller's employment or discharge of any such persons; (v) any liabilities arising from the failure of Seller to comply with the rules and requirements of employee pension or benefit plan provisions; or (vi) any fines, civil penalties or other liabilities based upon or arising out of or based upon any claim, action, suit, litigation or proceeding to which Seller is or may be named a party, or relating to the business of Seller.

2. Sale of Assets of the Motor/Magnet Division. On the Closing Date, Seller agrees to sell and MIS agrees to purchase the following property and rights of the Motor/Magnet division:

(a) Operational Assets. All of Seller's interest in equipment, machinery, furniture, communications equipment, fixtures, vehicles, tools, computer hardware, computer software and office supplies presently being used in the operation of Seller's business, except for those assets described in paragraph 1(a) (together with the assets listed in paragraph 1(a), the “Operational Assets”).

(b) Inventory. All inventory of the division, which is described as all existing finished products, work in process and raw materials (together with the assets listed in paragraph 1(b), the “Inventory”) existing on the Closing Date except that work in process listed on attached Schedule 2(b) (the “Excepted Work in Process.”) With regard to the Excepted Work in Process, Buyers and Seller agree that the receivable created upon shipment and payment of the respective Excepted Work in Process will be split between Seller and Buyers as follows: the respective parties will be reimbursed for the cost of the labor and material invested in the project with the remaining balance or profit of the project split 50/50 between the Seller and the Buyers.

(c) Name and Goodwill. An undivided one-half interest in all of Seller's rights, title and interest in its business goodwill, service names, service marks, technology, know-how, processes, trade secrets, inventions, proprietary data, research and development data, computer software programs and other intangible property, including all interest in the name “Delta Star” and all goodwill associated with that name; Seller's rights, title and interest in its telephone and telecopier numbers; and all of Seller's present and former customer and agent lists, supply lists, advertising materials, price lists, sales and promotional literature, correspondence files, sales and purchase records, displays, manuals, data, lists of present and former suppliers and all other files or records related to the operation of Seller's business.

(d) Contracts. To the extent assumed by MIS, all of Seller's rights, title and interest in and to its contracts and agreements with customers and service providers related to this division.

(e) Other Assets. All other of Seller's assets which are useful or necessary to conduct the business of both the Construction/Service division and this division (either independently or jointly) other than those listed on Schedule 2(e) (“Excluded Assets”).

(f) Liabilities and Obligations of Seller related to the division. MIS is accepting none of the Seller's liabilities or obligations, except for those identified on Schedule 2(t) (together with the liabilities identified on Schedule 1(e), the “Assumed Obligations”). Except for the Assumed Obligations, MIS shall not assume, nor shall MIS be responsible for, any debts, liabilities, obligations, or commitments of Seller whatsoever, whether actual, absolute, accrued, fixed, contingent, asserted or unasserted, including without limitation: (i) any of Seller's accounts payable or other obligations or claims payable; (ii) any of Seller's liabilities relating to any federal, state, local or other governmental taxes, fees, penalties or related charges; (iii) any liabilities or obligations arising under any contract or agreement to which Seller is a party or relating to any violation or breach of any thereof; (iv) any liabilities of Seller arising in connection with any employees of Seller as a result of Seller's employment or discharge of any such persons; (v) any liabilities arising from the failure of Seller to comply with the rules and requirements of employee pension or benefit plan provisions; or (vi) any fines, civil penalties or other liabilities based upon or arising out of or based upon any claim, action, suit, litigation or proceeding to which Seller is or may be named a party, or relating to the business of Seller.

The assets being purchased by TransTech and by MIS shall collectively be referred to as the “Assets.”

3. Purchase Price.

(a) Construction/Service Division.

 (i) Base Price. On the Closing Date, TransTech will deliver to Seller the total purchase price of One Hundred Twenty Thousand Dollars ($120;000) in cash, certified or bank check or by transfer of immediately available federal funds, plus a “rental” payment of Two Thousand Six Hundred Seventeen Dollars ($2,617) per month from March 1, 2000 through the Closing Date (“TransTech Purchase Price”). The TransTech Purchase Price shall be reduced by: 1) the dollar amount which TransTech pays to the secured creditors of Seller in order for TransTech to receive clear title to the Assets it is purchasing; and 2) the amount of Assumed Obligations by TransTech.

(ii) Incentive Payment. In addition to the TransTech Purchase Price, Seller shall be entitled, for the calendar years 2000 and 2001, to an incentive payment of one-half of the annual gross sales for Service Work (as later defined) in excess of Three Hundred Thirty Thousand Dollars

($330,000) to the following customers (each an “Incentive Customer”): Memorial Hospital, St. Joseph County Airport, Steel Warehouse, Total Enterprises, Graphix Unlimited and Mossberg (“Incentive Payment”). The Incentive Payment shall be based on Service Work actually invoiced to an Incentive Customer during the applicable calendar year and subsequently paid. The term “Service Work” shall include any work performed by TransTech or MIS for the Incentive Customers which work (or natural grouping of work) is less than Forty Thousand Dollars ($40,000). The maximum annual amount of the Incentive Payment shall be Seventy-five Thousand Dollars ($75,000). As an example, if the total invoices for Service Work to the Incentive Customers during calendar year 2000 equal $400,000 and payment is received for such amount, then the Incentive Payment shall be $35,000. The Incentive Payment shall be paid no later than April 1 following the applicable calendar year-end for Service Work invoiced to an Incentive Customer during the applicable calendar year and subsequently paid. Partial payments of the Incentive Payment earned after such date shall be paid within thirty (30) days after receipt of payment from Incentive Customer.

(b) Motor/Magnet Division. On the Closing Date, MIS will deliver to Seller a purchase price of Four Hundred Thousand Dollars ($400,000), reduced by: 1) the amount the Buyers have expended for the benefit of Seller's business prior to the Closing; 2) the dollar amount which MIS pays to the secured creditors of Seller in order for MIS to receive clear title to the Assets it is purchasing (or, if MIS assumes the position of Seller's secured creditors, the amount necessary to satisfy the secured debt in full); and 3) the amount of Assumed Obligations by MIS (“MIS Purchase Price”). Any balance remaining on the MIS Purchase Price will be paid by delivery of a promissory note from MIS to Seller, payable in two equal annual principal installments (“Note”) beginning on the first anniversary date of the Closing Date. Provided payments are timely made on the Note, no interest shall accrue on that obligation. The principal balance of the promissory note shall be subject to reduction pursuant to the provisions of paragraph 14.

4. Closing Date. The closing of this transaction (“Closing”) shall take place on or before August 10, 2000 or at such other date as may be agreed to by TransTech, MIS and Seller (“Closing Date”).

5. Conduct of Business Pending Closing. Pending Closing, Seller covenants as follows:

(a) Seller will conduct its affairs (including purchase of inventory and supplies) only in the ordinary course of business. Any substantial deviation from the normal course of business may be undertaken only with the prior written consent of Buyer;

(b) Seller will use its best efforts to preserve its business organization and to maintain for Buyer the goodwill of suppliers, customers and others having business relationships with Seller;

(c) Seller will allow Buyer and its authorized representatives reasonable access during normal business hours, upon reasonable notice to Seller, at a time and place mutually agreed, to all books and records of Seller for the purposes of completing Buyer's due diligence requirements;

(d) As of the Closing Date, the value of the Assets shall not have been materially affected in any adverse manner by reason of any loss, destruction or physical damage, whether or not insured. If the Assets have been materially adversely affected in value, Buyer may, in its sole discretion, cancel this Agreement; and

(e) Seller shall take whatever steps necessary to cause all right, title and interest in the Patents to be transferred to MIS as of the Closing Date,

6. Seller's Representations and Warranties. Seller represents and warrants as follows:

(a) Seller has, or within two days of signing this Agreement will have, delivered to Buyer financial statements of Seller for the fiscal years ending October 31, 1997, October 31, 1998 and October 31,1999, including statements of revenues and expenses of Seller for those periods, and supplementary information set forth in such financial statements (“Financial Statement(s]”). Seller has no unrecorded liabilities or obligations of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, except as set forth in the Financial Statements. The Financial Statements are true and correct representations of the financial condition and operating results of Seller as of the dates and for the periods of those Financial Statements, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(b) Seller's business consists principally of providing services to Seller's customers and while some goods are sold in the course of providing those services, the sale of goods from inventory is not the Seller's principal business;

(c) All of the inventories and information delivered to TransTech or MIS shall be accurate and complete. The Inventory shown on the balance sheet contained in the most recent Financial Statement of Seller, or thereafter acquired and shown on Seller's books on the Closing Date, consist or will consist in all material respects of items of a quality and quantity usable or salable in the normal course of business; and the values at which such Inventory is will be carried reflect the Seller's normal inventory valuation policy. The Inventory shown as assets on such Financial Statement or such books are and will be consistent with past practice, and will be stated at proper values, and reflect and will reflect assets of true future economic value after the Closing;

(d) All of the tangible property included in the Assets is located at Seller's place of business in South Bend, Indiana. To the best of Seller's knowledge after due inquiry, the Operational Assets are in a good state of repair (normal wear and tear excepted) and in good working order free from any material defects and are suitable for the ordinary and regular conduct and operation of Seller's business. Seller has maintained each of the Operational Assets according to good business practice for assets of that type. On or before the Closing, Seller shall have purchased all vehicles or other rolling stock currently leased by Seller. Upon Buyers' request, Seller shall assign to Buyers any and all other leases of equipment currently in force or, for such leases that the Buyers do not make such request, Seller shall terminate said leases and assume all liability arising from such termination. Except with regard to the Leased Equipment and of the security interests of National City Bank which have been previously disclosed to Buyers, Seller has good and marketable title to all the Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims or encumbrances. No person, firm or corporation other than Seller has any right to the use or possession of any of the Assets. Except as set forth on Schedule 6(d), no currently effective financing statement under the Uniform Commercial Code with respect to any of the Assets has been filed in any jurisdiction and no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement;

(e) Except as listed on Schedule 6(e), Seller has not received any notice nor has knowledge that any of its largest 20 customers (based on net revenues for the Financial Statements) intends to terminate or materially reduce its business with Seller and no such customer has terminated or materially reduced its business with Seller in the last twelve (12) months;

(f) No key employee or no group of more than five (5) employees or independent contractors of Seller has given oral or written notice to Seller of any plans to terminate the employment or independent contractor relationship with Seller. Seller has complied with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, and the payment of Social Security and other taxes. During the twelve (12) months preceding the Closing Date, there have been no material or adverse changes in the relationship between Seller and its employees or independent contractors, nor has there been any strike, labor disturbance or union organizational activities involving its employees;

(g) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly qualified to do business and is in good standing under the laws of all other jurisdictions in which its ownership or use of property for the conduct of its businesses requires it to qualify. Seller has all necessary corporate power and authority to own ail of its property and assets, to conduct its business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby;

(h) The action taken by Seller in the signing of this Agreement and all action contemplated with this Agreement shall be properly authorized by the shareholders and directors of Seller.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any of the provisions of the Articles of Incorporation or By-laws of Seller or constitute a breach of any contract which is material to Seller's business;

(i) No litigation or claims, governmental or other proceedings or investigations are pending or threatened by or against Seller, or against or affecting the Assets except as listed on attached Schedule 6(i) (the “Pending Litigation”);

(j) Seller has duly and timely filed all tax returns and information returns required by local, state, federal or other governmental entities; has paid all taxes due on such returns, all deficiencies and assessment notices, and all other taxes, duties, penalties, interest and fines; no income, business or occupation, or franchise tax returns are currently being audited by any taxing authority; there are no suits, actions, claims, investigations, inquiries or other proceedings pending or threatened against Seller regarding taxes or assessments or other charges;

(k) None of the statements or information contained in any of the representations, warranties, covenants or agreements of Seller or any of its shareholders or other representatives set forth in this Agreement or any information or documents delivered or to be delivered to TransTech or MIS prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any exhibit or schedule to this Agreement or in any of the other information provided or the documents delivered to TransTech or MIS in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading. Seller has fully disclosed all relevant material facts affecting the business, Seller's liabilities and the Assets;

(l) Seller has not, within five (5) years prior to the Closing Date, conducted business under any name other than “Delta Star”;

(m) Seller will not, directly or indirectly, engage in discussions or negotiations with any person other than Buyer concerning any merger, sale of stock, sale of assets or similar transaction involving or affecting ownership or operation of Seller's business; and

(n) Seller shall cause, either before, at or after the Closing, but in any event no later than October 1, 2000, the accounts payable by Seller as of the Closing Date to certain key suppliers (“Key Suppliers”) to be satisfied in full. The Key Suppliers are Armotec Materials Corp., Baldor Electric Co., Essex Group, Lyman Steel, Precision Coil, Inc., and Artisan Technology.

7. TransTech's Representations and Warranties. TransTech represents and warrants to Seller as follows:

(a) TransTech is a corporation duly organized and validly existing under the laws of the State of Indiana. TransTech has all necessary corporate power and authority to own all of its property and assets, to conduct its business, and to make, execute and deliver this Agreement and other documents and instruments contemplated in the Agreement; and

(b) None of the statements or information contained in any of the representations, warranties, covenants or agreements of TransTech set forth in this Agreement or any information or documents delivered or to be delivered to Seller prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any exhibit or schedule to this Agreement or in any of the other information provided or the documents delivered to Seller in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading.

 8. MIS' Representations and Warranties. MIS represents and warrants to Seller as follows:

(a) MIS is a corporation duly organized and validly existing under the laws of the State of Indiana. MIS has all necessary corporate power and authority to own all of its property and assets, to conduct its business, and to make, execute and deliver this Agreement and other documents and instruments contemplated in the Agreement; and

(b) None of the statements or information contained in any of the representations, warranties, covenants or agreements of MIS set forth in this Agreement or any information or documents delivered or to be delivered to Seller prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any exhibit or schedule to this Agreement or in any of the other information provided or the documents delivered to Seller in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading.

9. Conduct of Business Following Closing. Following the Closing, Seller covenants as follows:

(a) Seller shall cause the accounts payable by Seller to the Key Suppliers to be paid in full as described in paragraph 6(n);

(b) Seller shall cooperate with Buyers and use its best efforts to assure that each of Lance Long, Jim Warner and Matt Wrobleski (collectively, the “Key Employees”) shall remain employed by TransTech and/or MIS until the first anniversary of the Closing Date. As an incentive, Seller shall fund a bonus payment to Jim Warner and Matt Wrobleski of $5,000 each, and to Lance Long of $10,000. These bonus payments shall be payable to MIS on the Closing Date. MIS shall then hold the bonus payments in escrow and distribute them to the applicable Key Employee, on the first anniversary of the Closing Date, provided the Key Employee has been continuously employed by MIS or TransTech, or a successor of either company, from the Closing Date to the first anniversary of the Closing Date. If for any reason a Key Employee is not employed continuously from the Closing Date to the first anniversary of the Closing Date, that Key Employee's respective bonus payment shall be retained by MIS; and

(c) Seller shall cause Buyer to receive all rights, title and interest in the Electromagnet Patent identified in paragraph 10(h).

10. Conditions to Obligation of Buyer. The obligation of Buyer to purchase the Assets from Seller under this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (unless any condition is waived in writing by Buyer):

(a) All representations and warranties of Seller contained in or made pursuant to this Agreement shall be true and correct as of the Closing Date;

(b) Seller shall have performed, observed and complied with all the obligations and conditions required by this Agreement, including, but not limited to, the execution and delivery of all documents listed in paragraph 17;

(c) No order of any Court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated in this Agreement, or which would affect or limit Buyer's ownership or control of the assets, and there shall not have been threatened or pending any proceeding before any Court, governmental agency, or other regulatory entity challenging any of the transactions contemplated by this Agreement;

(d) On or prior to the Closing Date, there shall have been no loss, damage or destruction to the Assets which materially impairs the value of the Assets in any way, and Seller shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, business or prospects;

(e) Buyer shall have completed its due diligence review of Seller's business with the results being satisfactory to Buyer in its sole discretion;

(f) Seller shall have delivered title and other appropriate documents, including bills of sale and instruments of assignment sufficient to evidence and transfer to Buyer complete legal and equitable title in the Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims, encumbrances or charges or restraints on transfer;

(g) Buyer shall be satisfied that each of the Key Employees will remain employed with TransTech and/or MIS following the Closing, which satisfaction shall be to Buyer's sole discretion and may include Buyer requiring that each Key Employee execute an employment agreement with TransTech and/or MIS; and

(h) Seller shall have received all right, title and interest in an electromagnet patent, identified as Patent Number 5,410,289 (the “Electromagnet Patent”).

11. Conditions to Obligation of Seller. The obligation of Seller to sell and transfer the Assets to Buyer under this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (unless any condition is waived in writing by Seller):

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date;

(b) Buyer shall have performed all the obligations and conditions required by this Agreement, including, but not limited to, delivery of the cash or cash equivalents and the Note required under this Agreement, on the Closing Date; and

(c) No order of any Court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated in this Agreement, or which would affect or limit Seller's ability to sell or transfer ownership or control of the Assets, and there shall not have been threatened or pending any proceeding before any Court, governmental agency, or other regulatory entity challenging any of the transactions contemplated by this Agreement.

12. Change of Name of Seller. As soon as reasonably possible after the Closing Date, Seller agrees that it will take all necessary action to either amend its corporate name to one that will not be confused with its present name, or to dissolve its corporation by filing Articles of Dissolution with the Indiana Secretary of State.

13. Notices. Notice from one party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested (c) first class or express mail, postage prepaid, (d) Federal Express or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. The current addresses of the parties are as follows:

BUYER	SELLER
Trans Tech Electric, Inc 4601 Cleveland Road Post Office Box 3915	Delta Star, Inc. 1125 South Walnut Street South Bend, Indiana 46619

South Bend, Indiana 46619
Magnetech Industrial Services 17887 Fox Den Drive Granger, Indiana 46530
with copy to:	with copy to
Richard L. Mintz Roemer & Mintz, LLP KeyBank Building, Suite 200 202 South Michigan Street Post Office Box 4757 South Bend, Indiana 46634-4757	Michael D. Hardy Barnes & Thornburg LLP 100 North Michigan 600 1st Source Bank Center South Bend, Indiana 46601

14. Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and Buyer's successors, owners, officers and directors from any and all damages, liabilities, loss, cost or expense (including reasonable attorney fees, paralegal fees and fees or costs of investigation) incurred because of or related to:

(a) Any misrepresentation of Seller in this Agreement or any information or documents delivered or to be delivered to Buyer under the terms of this Agreement, or in any written materials delivered to Buyer;

(b) Any breach by Seller or failure by Seller to perform any representation, warranty, covenant, condition or agreement contained in or made pursuant to this Agreement; and

(c) Any liabilities and obligations of Seller not expressly assumed by Buyer under this Agreement, including, without limitation, any liabilities or obligations relating to the operation of Seller's business prior to or on the Closing Date.

15. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its successors, owners, officers and directors from any and all damages, liabilities, loss, cost or expense (including reasonable attorney fees, paralegal fees and fees or costs of investigation) incurred because of or related to:

(a) Any misrepresentation of Buyer in this Agreement or any information or documents delivered or to be delivered to Seller under the terms of this Agreement, or in any written materials delivered to Seller;

(b) Any breach by Buyer or failure by Buyer to perform any representation, warranty, covenant, condition or agreement contained in or made pursuant to this Agreement; and

(c) Any obligations or liabilities relating to Seller's business incurred after the Closing Date.

16. Right to Set-off. Either Buyer may set off any amounts to which it (or the other Buyer) may be entitled under this Agreement against amounts otherwise payable to Seller. Either Buyer shall have the right to set off any amounts to which it may be entitled under this Agreement against any amounts owed by either Buyer to Jack Long, George Weigand, Lance E. Long or Ralph Hohl (the “Seller Affiliates”). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the document which gives rise to the obligation of payment by either Buyer. Neither the exercise of or the failure to exercise such right of set-off will constitute an election of remedies or limit either Buyer in any manner in the enforcement of any other remedies that may be available to it. Because of the negative effect a set-off may have on either Buyer's cash flow, in the event either Buyer has the right to set-off an amount to which it is entitled against an amount which is not currently due to Seller or a Seller Affiliate, then the amount which Buyer may set off against the amount owed Seller shall accrue interest at a rate of twelve percent until Buyer's obligation to pay Seller (or the applicable Seller Affiliate) becomes a current liability, at which time Buyer will actually set-off Seller's obligation against the payment Buyer is obligated to make Seller (or Seller's Affiliate). As an example, presume that a Buyer has the right to payment from Seller, under the terms of this Agreement, in the amount of $10,000, which payment obligation by Seller arises on December 1, 2000. Further presume that Seller fails to pay that amount to the Buyer, and that the next payment from either Buyer to Seller arises on May 1, 2001. The $10,000 obligation will accrue interest at a rate of 12% until May 1, 2001, at which time the Buyer may set off the amount owed by Seller, including accrued interest (in this example, $10,000 plus $600 of interest) against the amount owed to Seller by either Buyer as of May 1, 2001.

17. Documents to be Delivered by Seller at Time of Closing. The Seller agrees to deliver, or cause to be delivered, the following on the Closing Date:

(a) Bill of Sale. A Bill of Sale and any other instruments or documents as may be reasonably requested by the attorney for Buyer to accomplish the purposes of this Agreement so as to convey and transfer to Buyer good and merchantable title to the Assets, including but not limited documents transferring to MIS the exclusive rights to the Electromagnet Patent, free and clear of any liens, encumbrances or other rights to the Patent.

(b) Corporate Resolutions. Copies of properly authorized corporate resolutions certified by the secretary of the Seller confirming the proper authorization of this Agreement and all action provided hereunder,

(c) Lease. Lease for the real estate where Seller's business activities are currently being conducted and for which Seller is purchasing pursuant to a land contract, which lease will include an option to cause the Seller to purchase the real estate outright and transfer such property to MIS or its designee at Seller's actual purchase cost.

(d) Guaranty. Guaranty by the shareholders of Seller of all of Seller's obligations under this Agreement.

(e) Non-competition Agreement. A non-competition agreement executed by Seller and its shareholders in a form reasonably acceptable to Buyer.

18.    Documents to be Delivered by TransTech at Time of Closing. TransTech agrees to deliver the following on the Closing Date:

(a) Cash. The cash portion of the TransTech Purchase Price, as described in paragraph 3(a).

(b) Corporate Resolutions. Copies of properly authorized corporate resolutions certified by the secretary of TransTech confirming the proper authorization of this Agreement and all action provided hereunder.

19. Documents to be Delivered by MIS at Time of Closing. TransTech agrees to deliver the following on the Closing Date:

(a) Cash. The cash portion of the MIS Purchase Price, as described in paragraph 3(b).

(b) Promissory Note. Note as provided in paragraph 3(b).

(c) Corporate Resolutions. Copies of properly authorized corporate resolutions certified by the secretary of Buyer confirming the proper authorization of this Agreement and all action provided hereunder.

(d) Lease. Lease as provided in paragraph 17(c).

20. General Provisions.

(a) Assignment. This Agreement may not be assigned by any party hereto.

(b) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. This Agreement (including the schedules and exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties hereto.

(d) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

(e) Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto and their successors and permitted assigns.

(g) Survival. All representations and warranties contained in or make pursuant to the Agreement shall survive the Closing.

(h) No Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of any such provision or the right of the party to enforce such provision. The waiver of any default or the failure to exercise any right shall not be deemed a waiver of any subsequent default or waiver of the right to exercise any other right.

Seller and Buyer now execute this Agreement this 9th day of August, 2000.

TRANSTECH, INC.		DELTA STAR ELECTRIC, INC.

/s/ John A. Martell		/s/ Jack Long
By:	John A. Martell	By:	Jack Long
Its:	Vice President	Its:	President

MAGNETECH INDUSTRIAL SERVICES, INC.

/s/ John A. Martell
	By:	John A. Martell
	Its:	President